                 NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Board of Directors Authorizes $150 Million Share Repurchase

PITTSBURGH, PA—February 2, 2022—Allegheny Technologies Incorporated (NYSE: ATI) announced that its board of directors has authorized the repurchase of up to $150 million of its outstanding common stock. Repurchases under the program may be made in the open market or in privately negotiated transactions, with the amount and timing of repurchases depending on market conditions and corporate needs. Open market repurchases will be structured to occur within the pricing and volume requirements of SEC Rule 10b-18. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and it may be modified, suspended, or terminated at any time by the board of directors without prior notice.

“This stock repurchase program demonstrates our confidence in ATI’s future financial performance and our strong cash and liquidity position,” stated Don P. Newman, Executive Vice President and Chief Financial Officer. “We strongly believe in a balanced capital allocation strategy that funds profitable growth, furthers our balance sheet de-leveraging efforts and provides for shareholder return.”

Solving the World’s Challenges through Materials Science

ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.
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